UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2015

TIME WARNER CABLE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Columbus Circle, New York, New York 10023

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 364-8200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Time Warner Cable Inc. (the “Company”) entered into amendments, effective July 31, 2015, to its employment agreements (each a “current employment agreement”) with each of:

•	Robert D. Marcus, the Company’s Chairman and Chief Executive Officer
•	Dinesh C. Jain, the Company’s Chief Operating Officer
•	Marc Lawrence-Apfelbaum, the Company’s Executive Vice President, General Counsel and Secretary
•	Peter C. Stern, the Company’s Executive Vice President and Chief Product, People and Strategy Officer
•	William F. Osbourn, Jr., the Company’s Senior Vice President, Controller and Chief Accounting Officer and acting Co-Chief Financial Officer
•	Matthew Siegel, the Company’s Senior Vice President and Treasurer and acting Co-Chief Financial Officer

Pursuant to these amendments to the respective current employment agreement:

(1)	The term of each agreement is extended through December 31, 2017 (the “Term”).

(2)	The executive’s employment will be deemed terminated without cause pursuant to the terms of the employment agreement if the Company or New Charter (as defined below), during the period beginning at the effective time (the “Effective Time”) of the closing of the mergers contemplated by the Agreement and Plan of Mergers dated as of May 23, 2015 among the Company, Charter Communications, Inc. and certain of its affiliates (the “Charter Merger Agreement”) and ending on the earlier of the second anniversary of the Effective Time and the expiration of the Term (the “Charter Change in Control Protection Period”), offers the executive a new position in, or relocates his existing position to, a location which, in either case, will result in either (x) an increased commute each way of at least 40 miles more than the current distance between his home and then current work location or (y) a commute each way of at least 50 miles between his home and the proposed work location, so long as the executive promptly rejects in writing such offer or relocation requirement, and, after a 30-day cure period, the Company or New Charter fails to cure by rescinding the offer or revoking the relocation, and the executive elects to terminate his employment as of the expiration of the cure period. “New Charter” means the ultimate parent company of the affiliated group resulting from the mergers pursuant to the Charter Merger Agreement.

(3)	The executive’s employment will be deemed terminated for “Good Reason” pursuant to the terms of the employment agreement, so long as the executive provides written notice of one of the following circumstances giving rise to Good Reason within 90 days of the circumstances occurring and, subject to a 30-day cure period, the executive elects to terminate his employment as of the expiration of the cure period, in the event that, during the Charter Change in Control Protection Period and without the executive’s consent:

(A)	the executive’s annual base salary is reduced from the annual base salary in effect immediately before the reduction; or
(B)	the sum of the executive’s annual base salary, Target Bonus (as defined in the current employment agreement), and target grant value of long-term incentive compensation pursuant to the current employment agreement (determined in a manner consistent with the Company’s historic methodology) is reduced from such sum in effect immediately before the reduction; or
(C)	the executive’s Target Bonus is substituted with long-term incentive compensation such that it reduces his Target Bonus by more than half of his Target Bonus in effect immediately prior to the Effective Time; or
(D)	with respect to Messrs. Jain, Lawrence-Apfelbaum and Stern, the executive does not report to the Chief Executive Officer of New Charter (or in the event of a reorganization in which New Charter becomes a controlled subsidiary of another entity, then the ultimate parent entity of New Charter).

These amendments are in addition to the existing protections under the current employment agreements. Except for these amendments, the current employment agreements remain unchanged and in full force and effect, and this description is qualified by the terms and conditions of such agreements, as amended. Each of such current employment agreements has been filed previously with the Securities and Exchange Commission.

In addition, in recognition of their appointment as acting Co-Chief Financial Officers, effective August 1, 2015, the cash compensation of each of Messrs. Osbourn and Siegel was increased. Mr. Osbourn and Mr. Siegel will receive an additional monthly cash bonus in the amount of $74,526 for Mr. Osbourn and $80,544 for Mr. Siegel, which will be paid retroactively to June 1, 2015 and remain in place through the term of each officer’s respective service as an acting Co-Chief Financial Officer. While these monthly cash bonuses are intended to achieve annualized target total direct compensation of $2,500,000 for each of Messrs. Osbourn and Siegel, they will not be included in calculations of annual performance-based or long-term incentive compensation, severance or any other payments due under their employment agreements in connection with any termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

By:	/s/ Matthew Siegel
	Name:	Matthew Siegel
	Title	Senior Vice President and Treasurer and acting Co-Chief Financial Officer

Date: August 6, 2015